Exhibit 99.1

Red Robin Gourmet Burgers Announces Appointment of Paul Murphy as President and Chief Executive Officer

Proven Restaurant Industry Veteran Brings 30+ Years of Operational Experience and Extensive Track Record of Successfully Executing Business Transformations and Creating Significant Shareholder Value

Greenwood Village, CO — September 5, 2019 — Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”) today announced that Paul J.B. Murphy III has been appointed as President, Chief Executive Officer, and a member of the Company’s Board of Directors, effective October 3, 2019. He succeeds Pattye Moore, who has served as interim Chief Executive Officer since April 2019. This leadership transition is the result of a comprehensive search process and follows the Company’s recently announced board changes, which included the addition of three new independent Board directors with substantial industry experience and the announcement of the pending retirements of three existing board members. Aylwin Lewis and Ms. Moore, who is also Board Chair, will retire from the Board following an appropriate transition period, and Stuart Oran will not stand for re-election in 2020.

Mr. Murphy is a highly accomplished restaurant executive whose significant experience includes:

•                  Serving as Executive Chairman of Noodles & Company from 2017 to 2019, where he was responsible for 459 restaurants across 29 states. In this role, he led a business turnaround that delivered four consecutive quarters of positive comparable restaurant sales growth on revenues of $457 million.

•                  Serving as Chief Executive Officer of Del Taco Restaurants, Inc. from 2009 to 2017, where he was responsible for the financial and operational performance of 543 company-operated and franchised restaurants with revenues of $470 million. During his tenure, he led a successful brand repositioning that resulted in 17 consecutive quarters of company-operated comparable restaurant sales growth and 11 consecutive quarters of system-wide comparable restaurants sales growth. Mr. Murphy also took the company public in 2015.

•                  Serving in leadership positions at Einstein Noah Restaurant Group, Inc. for 11 years, including as President, Chief Executive Officer and board director from 2003 to 2008. He was previously Chief Operating Officer and also held other senior operating roles. During his tenure as President and CEO, Mr. Murphy was responsible for 593 company-operated and franchised restaurants with revenues of $390 million

“The Board is confident Paul is the right leader to drive the continued transformation of Red Robin and restore the Company to sustainable growth and profitability,” said Ms. Moore. “Paul brings a multi-decade-long track record of substantial shareholder value-creation, as well as a unique combination of operational, brand-positioning and turnaround expertise, making him ideally suited to lead Red Robin. With the support of our experienced Board, I know Paul will be able to leverage his significant experience to further improve the business and position the Company to deliver enhanced operational and financial performance and substantial shareholder value.”

“I am honored to join Red Robin at this pivotal moment in the Company’s transformation,” said Mr. Murphy. “Red Robin is an iconic American brand with tremendous potential, and I am excited to work with the Board and management team as we execute on our significant opportunities to drive improved financial results. Pattye and the team have done an outstanding job of establishing a strong foundation, underscored by the Company’s improved operating and guest satisfaction metrics in the second quarter, and I look forward to building on this momentum as we create value for shareholders, Guests, Team Members and other stakeholders.”

About Red Robin

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its Guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 560 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

Forward-Looking Statements

Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives, including the effectiveness of the Company’s affordability, service improvement, technology, and off-site initiatives to drive traffic and sales; the ability to increase labor productivity through alternative labor models, and to train the Company’s workforce for service execution complexities related to growth of multiple revenue streams in the restaurant; the success of the Company’s refranchising efforts; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

Contacts

For investor relations questions:

Raphael Gross, ICR

(203) 682-8253

For media questions:

Jim Golden / Tim Lynch / Aura Reinhard

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449